Handeni Gold Inc. update on exploration activities.

Toronto, Ontario, December 12, 2014 -- Handeni Gold Inc. (the "Company" or "Handeni Gold") (OTCPink: HNDI) update on Exploration activities in the United Republic of Tanzania.

During 2014 HNDI acquired 7 PL's (prospecting licenses) containing all of its targets following the relinquishing of 50% of its license areas in 2013 as required by Tanzanian regulations. The company now holds a total of approximately 412 km2 (52% of its previous license area). During October 2014 HNDI fulfilled the requirements for its licenses to be uploaded on the Topo Cadastral system of the Ministry of Minerals and Energy of Tanzania. This enables rigorous control and transparency of all aspects of licensing, reporting and renewal of properties.

To date the Company completed and is active with exploration programs on 13 of its initial 17 targets. As announced in April and May 2012 a total of 5,347 m was drilled and 5,485 gold assays conducted on the Magambazi East target (Target 1) and 5,944 samples taken on 4,988 m drilled on the Kwandege target (Target 2). Continued work on these mineralized zones, including multi-element XRF and ICP-AES analysis, structural interpretation of core and field data as well as additional soil assays, upgraded Kwandege to project status. A close-to-surface reverse circulation drilling program is planned to test the continuation of gold in all 3 dimensions. This will determine Kwandege's suitability as a potential open cast deposit. Six drill holes are planned for Magambazi East to test the company's revised structural model of this mineralization. The revised interpretation is based on detailed structural analyses as well as interpretation of assay data combined with 3,144 XRF analyses on the geochemistry of drill core from Magambazi East.

In addition to the geological and geophysical maps produced using remote sensing techniques, a total of 143 km2 (35%) of the license area has been mapped in detail (1:2500 and 1:5000 scale). To date 22,833 soil samples have been taken, of which 5,122 were assayed for gold and 12,566 analysed by XRF. The remaining 5,145 samples are currently in the process of being analysed.

Target 5 is now a fully-fledged drill target based on the geochemistry and geophysics results obtained. Nine hundred and thirty five (935) soil samples collected on Target 6 have been analysed by XRF and are being evaluated to select samples for gold assays. Target 7 (Mjembe) is set to achieve drill status pending the results of a trenching program. The combined result of the trenching program with the geophysics and geochemistry already interpreted will enable the siting of drill holes. Targets 8 and 10 has been mapped and sampled in detail and in the case of the latter XRF results were utilized to submit selected samples for gold assays, the results of which are pending. Mapping and XRF analyses on 793 samples from Target 15 (Dolly) have been completed. Mineralization and structural features on this anomaly show many similarities with that of Magambazi hill.

In summary, of the 13 targets investigated or being investigated, four have achieved drill status (1, 2, 5 and 7), significant anomalous results have been achieved on 4 additional targets (8, 10, 15 and 16) currently being further explored, results on one is pending (target 6) and four proved to be unsuccessful (3, 4, 9 and 11).

During January 2015 focus will shift to 4 targets on the Gole sheath fold, a structural feature of 11 km by 4.5 km (Targets 12, 13, 14 and 17) with geological and geophysical features rendering it similar to many Proterozoic base metal and gold deposits. HNDI expects to spend most of 2015 on investigating this highly promising feature on which gold anomalies have already been detected in soil samples.

For further information please contact:

Handeni Gold Inc.

Prof. R. Scheepers (CEO):
Email: info@handenigold.com

About Handeni Gold Inc.

The Company is an emerging mineral exploration company focused on exploring and developing mining opportunities in Tanzania. For more information, go to www.handenigoldltd.com.

Safe Harbour Statements

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company nor there any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Except for the statements of historical fact contained herein, the information presented in this news release may constitute "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Although the Company has attempted to identify important factors and risks that could cause actual actions, events or results to differ materially from those described in forward-looking statements including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the "SEC") (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com), there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.